This document, effective_________, functions both as the prospectus covering the shares referred to herein, which have been registered under the Securities Act of 1933, and as the Award Agreement pursuant to which both those shares and certain Performance Units shall be granted.

AWARD AGREEMENT

Curtiss-Wright Corporation
2005 Long-Term Incentive Plan
2005 Award Agreement and Plan Information

          This Agreement, conditionally effective (see section IV.m, below) as of the __ day of 200_ by and between Curtiss-Wright Corporation (the “Corporation”) and ________________ (“Employee”), an employee of the Corporation or one of its subsidiaries. For purposes of this Agreement, the Employee is considered to be an employee of ___________ notwithstanding any actual payroll assignment to any other segment of the Corporation.

          WHEREAS, Employee is now employed by the Corporation or one of its subsidiaries; and

          WHEREAS, in recognition of Employee’s potential as a person who can help increase the value of the Corporation to its shareholders, the Corporation desires to provide an opportunity for Employee to acquire stock or to enlarge his or her ownership of stock in the Corporation and to receive potential additional compensation in the form of Performance Units, in either case pursuant to the provisions of the Curtiss-Wright Corporation 2005 Omnibus Long-Term Incentive Plan (the “Plan”);

          NOW, THEREFORE, in consideration of the terms and conditions set forth in this Agreement and pursuant to the provisions of the Plan, the parties hereto hereby agree as follows:

I. Award

Award of Performance Units, Performance Shares and of Grant of Option to Purchase
Unrestricted Stock

          Pursuant to the provisions of the Plan and of this Agreement, the Corporation hereby awards Employee _____ calendar year 2005 Performance Units, and undertakes, early in the year 200_, to pay Employee the then value of said Performance Units, if any, as calculated in accordance with further provisions hereof.

          Pursuant to the provisions of the Plan and of this Agreement, the Corporation hereby awards Employee ______ calendar year 2005 Performance Shares, and undertakes, early in the year 200_, to pay Employee the then value of said Performance Shares, if any, as calculated in accordance with further provisions hereof.

          Pursuant to the provisions of the Plan, and of this Agreement, the Corporation also hereby awards to Employee an option (the “Option”) to purchase from the Corporation for cash, or through the exchange of already owned shares of the Corporation’s Common Stock, or both, all or any part of an aggregate of _______ whole shares of Common Stock of the Corporation at the purchase price of $_____ per share, the mean average between the highest and lowest selling prices of the Corporation’s Common Stock as reported on the New York Stock Exchange on the effective date of this option. This Option is designated as a non-qualified stock option (NQSO).

          It is understood and agreed that the aforesaid Award of Performance Units, Performance Shares and the Stock Option Grant are subject to the terms and conditions of this Agreement and of the Plan.

II. Terms Applicable to Performance Units

          a.  Definition and Explanation - Performance Units are awards which are denominated in dollars and payable in cash early in the year 2009, contingent upon the extent to which certain previously established performance objectives are achieved over the three year period (the “Performance Period”) ending at the close of business on December 31, 2008. In the case of an award to an employee of Curtiss-Wright Controls, Inc., Metal Improvement Company, Inc. or Curtiss-Wright Flow Control Corporation or any of their affiliated companies (each hereinafter referred to as a “Business Unit”), the Performance Units will be valued for payment purposes (the “Payment Value”) based on the extent to which those objectives are achieved by the Business Unit by with which Employee is employed. In the case of an award to an employee of the Corporation’s Headquarters, the Performance Units will be valued based on the extent to which those objectives are achieved by the Corporation as a whole.

          b. Performance Objectives - The Performance Objectives that have been set for each Business Unit for the Performance Period that relates to the 2005 Award of Performance Units are based on the Business Unit’s average annual return on capital (“Return on Capital”) and its average annual growth rate.

          For purposes of the foregoing, Return on Capital means net income for the calendar year divided by the average over the last 13 months of the amounts of total capital (debt plus equity) at the end of each month. The calculation of net income and total capital would be made in a manner consistent with the practices followed in the current management reports (i.e., Wright and Board books) except that the effects of the following items would be excluded from consideration: 1, interest costs; 2, environmental cleanup costs; 3, excess real estate (property available for sale); 4, excess cash and Corporate Portfolio Assets; 5, the overfunded Curtiss-Wright Corporation Retirement Plan and the underfunded liability of the Curtiss-Wright Electro-Mechanical Division Pension Plan (per FAS 87); 6, actuarial accruals for Curtiss-Wright Corporation and Electro-Mechanical Division post retirement medical costs (per FAS 106); 7, cost of the long-term incentive awards made under the Curtiss-Wright Long-Term Incentive Plan; 8, the cost of debt or stock issuances or other debt or capital restructuring; 9, earnings on Corporate Investments; 10, new accounting pronouncements; 11, information technology shared services assets; 12, amortization of intangibles; and 13, deferred taxes relating to any of the above mentioned items.

          Calculations would be made for each business unit for their respective employees and one for the entire Corporation for employees of the Corporate Headquarters.

          For purposes of the foregoing, annual growth rate is calculated by computing the average of the percentage increases in sales (including sales achieved by companies acquired) in each of the years within the Performance Period.

          c. Payment Value - As soon as practical after January 1, 2009 a dollar value (“Payment Value”) shall be determined for each Performance Unit awarded to the Employee pursuant to this agreement. This determination shall be made by using a matrix specific to your business unit or group. For example, by using a matrix similar to one attached hereto as Attachment A, the per unit Payment Value shall be calculated by multiplying $1.00 by the percentage (“Award Factor”) located at the intersection of (1) the row of figures in horizontal line with and to the right of the average annual Return on Capital (“ROC” on said chart) actually achieved by the Business Unit for the Performance Period and (2) the column of figures in vertical line with and below the average annual growth rate actually achieved by the Business Unit.

Examples: 1,000 Performance Units

1 - Assume that employee A works for Business Unit X, and that Business Unit X achieved an average annual Return on Capital of 12% and an average annual growth rate of 15%. The figure in horizontal line with and to the right of 12% Return on Capital and in the vertical column below 15% average annual growth rate is 100%. This is employee A’s Award Factor. The Payment Value of each of employee A’s Performance Units is determined by multiplying $1.00 by 100%, and is equal to $1.00. Performance Unit Payout = $1,000.

2 - Assume that employee B works for Business Unit Y. During the Performance Period Business Unit Y achieves an annual ROC of greater than 19% and an average annual growth rate in excess of 24%. Each of employee B’s Performance Units would then be worth$2.03, which is $1.00 multiplied by an Award Factor of 203%, that being the figure that appears in the matrix in horizontal line with and to the right of >19 (greater than 19%) and in vertical line with and below >24 (greater than 24%). Performance Unit Payout = $2,030.

3 - If, during the same period, the Corporation as a whole recorded a mere 8% Return on Capital coupled with a 12% Average Annual Growth Rate, the 200_ Performance Units awarded to Corporate Headquarters and Corporate Real Estate Department personnel would have no value, since the award Factors shown in Attachment A for every situation involving a Return on Capital of <9 (less than 9%) is 0.0%. Performance Unit Payout = $0.00

          d. Time and Manner of Payment - Except as otherwise provided herein or in the Agreement, 2005 Performance Units shall be converted to their Payment Value, and payment in full shall be made as soon as practical following the end of each Performance Period. All payments shall be made in cash or check subject to applicable and appropriate withholding taxes.

          e. Accounts - Until such time as payment shall be made to Employee, the Corporation shall create an account on its books to reflect the number of Performance Units credited to Employee hereunder; provided, however, that neither Employee nor any person claiming through or on behalf of the employee shall under no circumstances acquire any interest or right in any assets of the Corporation or any of its subsidiaries. Nothing contained in this Agreement and no action taken pursuant hereto shall create or be construed to create a fiduciary relationship between the Corporation or any of its subsidiaries and Employee or any other person. To the extent that any person acquires a right to receive payment from the Corporation or any of its subsidiaries hereunder, such right shall be no greater than the right of any unsecured general creditor of the Corporation or any of its subsidiaries.

          f. Termination or Resignation - If, before January 1, 2009, Employee’s employment is terminated for any reason or Employee voluntarily resigns or retires prior to attaining at least age fifty-five (55) and completing at least five (5) years of service with Curtiss-Wright Corporation or any of its affiliates (“Early Retirement Date”), all rights to and interest in the 2005 Performance Units shall be forfeited.

          g. Death or Retirement at Early Retirement Date - If Employee has attained his or her Early Retirement Date and either dies or retires prior to his or her 62nd birthday, Employee’s interest in the 2005 Performance Units shall continue until the Payment Value of his or her Performance Units shall have been determined, following which the Payment Value of his or her Performance Units, if any, reduced pro rata to reflect the amount of time during the Performance Period that he or she shall not have been an employee, shall be paid to Employee, or following employees’ death, in accordance with paragraph IV.e, hereof.

          h. Death or Retirement after age 62 and eligible for Early Retirement - If Employee has attained his or her Early Retirement Date and either dies or retires at or after his or her 62nd birthday, Employee’s interest in the 2005 Performance Units shall continue, without reduction for any period in which he or she shall not have been an employee, until the Payment Value of Employee’s Performance Units shall have been determined, following which the Payment Value of Employee’s Performance Units, if any, shall be paid to Employee, or following employees’ death, in accordance with paragraph IV.e, hereof.

          i. Transfer of Employee - If Employee is transferred between Business Units or between one or more of the Business Units and the Corporation’s headquarters, the Payment Value of his or her Performance Units shall be calculated to reflect pro rata both the amount of time he or she shall have been employed with, and the award Factor attributable to each, of the Corporation’s headquarters and Business Units to which Employee shall have been assigned during the Performance Period.

          j. Right to Benefits - The sole interest of Employee under this Agreement with respect to the award of Performance Units shall be to receive the Performance Unit payout values as provided herein, if and when the same shall become due and payable in accordance with the terms hereof, and neither any Employee nor anyone claiming through Employee shall have any right, title or interest in or to any of the specific assets of the Corporation or a subsidiary. Said Award hereunder shall be paid solely from the general assets of the Corporation, and no separate fund or other segregated assets shall be maintained to provide any benefits hereunder. In no manner shall any assets of the Corporation or a subsidiary be deemed or construed through any provisions of this Agreement to be held in trust for the benefit of Employee or to be collateral security for the performance of the obligations imposed by this Agreement on the Corporation. The rights of Employee and anyone claiming through Employee shall be solely those of a general unsecured creditor of the Corporation, as determined under applicable law.

          k. Offset to Benefits - Any other provision of the Agreement to the contrary notwithstanding, the Corporation may reduce any amounts to be paid to Employee under this Agreement by any amounts, which Employee may owe to the Corporation or a subsidiary.

          l. Adjustments - Any other provision of this Agreement to the contrary notwithstanding, the Executive Compensation Committee of the Board of Directors of the Corporation reserves the right in its sole discretion to make any adjustment in the calculation, or in the amount of any payment resulting from the calculation, that it deems necessary or appropriate because of unanticipated, unusual or extraordinary events or otherwise to avoid unintended distortions of long-term incentive awards and payments pursuant to those awards.

III. Terms Applicable to Performance Shares

          a. Definition and Explanation - Performance Shares are awards which are denominated in shares and earned as Curtiss-Wright common stock shares early in the year 2009, contingent upon the extent to which certain previously established performance objectives are achieved over the three year period (the “Performance Period”) ending at the close of business on December 31, 2008. In the case of an award to an employee of Curtiss-Wright Controls, Inc., Metal Improvement Company, Inc. or Curtiss-Wright Flow Control Corporation (each hereinafter referred to as a “Business Unit”), the number of Performance Shares earned will be determined at payment (the “Earned Value”) based on the extent to which those objectives are achieved by the Business Unit by which Employee is employed unless the measure is a corporate measure compared to the Company’s peer group. In the case of an award to an employee of the Corporation’s Headquarters, the Earned Value will be based on the extent to which those objectives are achieved by the Corporation as a whole.

          b. Performance Objectives - The Performance Objectives that have been set for the Performance Period that relates to the 2005 Award of Performance Shares are: Net Income performance versus approved Net Income budget averaged for the three years; and Net Income as a percent of total Sales relative to our Peer Group (as defined and reviewed annually by the Executive Compensation Committee). The attached matrix, Attachment B, outlines the award schedule.

          For purposes of the foregoing, the calculation for Net Income as a percent of budgeted Net Income is actual, publicly reported (also means final business unit where applicable) Net Income for the period divided by the Net Income budget approved by the Board, averaged over the three years. Four calculations would be made for each year - three for the core business units (i.e., Curtiss-Wright Controls, Inc., Metal Improvement Company, Inc. and Curtiss-Wright Flow Control Corporation) for their respective employees and one for the entire Corporation for employees of the Corporate Headquarters. The calculation of Net Income would be made in a manner consistent with the practices followed in the current management reports (i.e., Wright and Board books) and as reported to shareholders.

          For purposes of the foregoing, Net Income as a percent of total Sales relative to our Peer Group is calculated by computing the Net Income as a percent of Sales percentile performance vs. the Peer Group for each of the three years and taking the average of the three percentiles. Net Income is calculated as above and Sales are as reported by the annual report.

          c. Earned Value - As soon as practical after January 1, 2005, the Earned Value shall be determined for each participant pursuant to this Agreement. This determination shall be made by using Attachment B; the number of Shares earned shall be calculated by multiplying the resulting value from the Corporate PSP Matrix times the initial grant value. The value from the matrix is located at the intersection of (1) the row of figures in horizontal line with and to the right of the Net Income versus Budget actually achieved for the Performance Period and (2) the column of figures in vertical line with and below the Net Income as a Percent of sales vs. the Peer Group average three-year percentile actually achieved by Company.

Examples: Grant of 1,000 Performance Shares

1 - Assume that Net Income versus Budget averages 100% and Net Income as a percent of Sales vs. the Peer Group is 75th percentile for the three years. The figure in horizontal line with and to the right of 100% Net Income vs. Budget and in the vertical column below 75th percentile Net Income as a percent of Sales vs. the Peer group is 100%. This is the employee award factor. The shares earned equal 100% multiplied by the original grant. Performance Share Payout = 1,000 shares.

2 - Assume that Net Income versus Budget averages 85% and Net Income as a percent of Sales vs. the Peer Group is 90th percentile for the three years. The figure in horizontal line with and to the right of 85% Net Income vs. Budget and in the vertical column below 90th percentile Net Income as a percent of Sales vs. the Peer group is 135%. The shares earned equal 135% multiplied by the original grant. Performance Share Payout = 1,350 shares.

3 - If the Corporation as a whole recorded only a 40% average Net Income versus Budget coupled with a 80th percentile Net Income as a percent of Sales vs. the Peer Group, the Performance Shares awarded would be zero, since the award factors shown in Attachment B for every situation involving a Net Income vs. Budget result less than 50% is zero. Performance Share Payout = 0 Shares. Similarly, any performance below 50th percentile vs. the Peer Group, irrespective of Net Income vs. Budget performance, would equal zero shares earned.

          d. Time and Manner of Award - Except as otherwise provided herein or in the Agreement, 2005 Performance Share Grants shall be converted to their Earned Value, and shares will be delivered in full as soon as practical following the end of each three-year Performance Period. Access to earned awards, the ability to trade/sell shares, will be limited to 50% of the earned award until such time as the Company’s Stock Ownership Guidelines are met and sustained. (See attachment C).

          e. Accounts - Until such time as the Earned Value shall be determined and payment made to Employee, the Corporation shall create an account on its books to reflect the number of Performance Shares initially awarded to Employee pursuant to this Target Award. These restricted accounts shall not be entitled to or credited with dividends. No Employee shall be entitled vote any Performance Shares until the Earned Value is determined and payment made to Employee. ; provided, however, that neither Employee nor any person claiming through or on behalf of Employee shall under any circumstances acquire any property interest in any specific assets of the Corporation or any of its subsidiaries. Nothing contained in this Agreement and no action taken pursuant hereto shall create or be construed to create a fiduciary relationship between the Corporation or any of its subsidiaries and Employee or any other person. To the extent that any person acquires a right to receive payment from the Corporation or any of its subsidiaries hereunder, such right shall be no greater than the right of any unsecured general creditor of the Corporation or any of its subsidiaries.

          f. Termination or Resignation - If, before January 1, 2009, Employee’s employment is terminated for any reason or Employee voluntarily resigns or retires prior to attaining at least age fifty-five (55) and completing at least five (5) years of service with Curtiss-Wright Corporation or any of its affiliates (“Early Retirement Date”), all rights to and interest in the 2005 Performance Shares shall be forfeited.

          g. Death or Retirement at Early Retirement Date - If Employee has attained his or her Early Retirement Date and either dies or retires prior to his or her 62nd birthday, Employee’s interest in the 200_ Performance Shares shall continue until the earned value of his or her Performance Shares shall have been determined, following which the earned value of his or her Performance Shares, if any, reduced pro rata to reflect the amount of time during the Performance Period that he or she shall not have been an employee, shall be delivered to Employee, or following employees’ death, in accordance with paragraph IV.e, hereof.

          h. Death or Retirement after age 62 and eligible for Early Retirement - If Employee has attained his or her Early Retirement Date and either dies or retires at or after his or her 62nd birthday, Employee’s interest in the 2005 Performance Shares shall continue, without reduction for any period in which he or she shall not have been an employee, until the earned value of Employee’s Performance Shares shall have been determined, following which the earned value of Employee’s Performance Shares, if any, shall be delivered to Employee, or following employees’ death, in accordance with paragraph IV.e, hereof.

          i. Right to Benefits - The sole interest of Employee under this Agreement with respect to the award of Performance Shares shall be to receive the Performance Share Earned Value as provided herein, if and when the same shall become due and payable in accordance with the terms hereof, and neither any Employee nor anyone claiming through Employee shall have any right, title or interest in or to any of the specific assets of the Corporation or a subsidiary. Said Performance Share Award hereunder shall be paid solely in the Corporation’s common stock, treasury or newly issued, registered under the Corporation’s S-8 Registration Statement, SEC No. 33-126541. In no manner shall any assets of the Corporation or a subsidiary be deemed or construed through any of the provisions of this Agreement to be held in trust for the benefit of Employee or to be collateral security for the performance of the obligations imposed by this Agreement on the Corporation. The rights of Employee and anyone claiming through Employee shall be solely those of a general unsecured creditor of the Corporation, as determined under applicable law.

          j. Offset to Benefits - Any other provision of the Agreement to the contrary notwithstanding, the Corporation may reduce any awards to be paid to Employee under this Agreement by any amounts, which Employee may owe to the Corporation or a subsidiary.

          k. Adjustments, Clawback Provision - Any other provision of this Agreement to the contrary notwithstanding, the Executive Compensation Committee of the Board of Directors of the Corporation reserves the right in its sole discretion to revoke any award, mandate the return of any payment, make a downward adjustment in any calculation, or reduce the size of an award resulting from the calculation, that it deems necessary or appropriate.

IV. Terms Applicable to Option

          a. Expiration Date - The Option shall expire on November 14, 2015, being ten years after the effective date of this award.

          b. Exercise of Option - The Option shall be exercisable from time to time either:

                    Cash Only Exercise - by executing a Notice of Exercise of Option (a specimen of an appropriate form is provided with this Agreement) specifying the number of whole shares to be purchased, and returning it to the attention of the Corporate Secretary, Curtiss-Wright Corporation, 4 Becker Farm Road, Roseland, New Jersey 07068, said Notice to be accompanied by the full cash purchase price of the shares; or

                    Exchange of Already Owned Shares - by executing and sending or delivering to the attention of the Corporate Secretary, at the above address, both a completed Notice of Exercise of Option and a Stock Tender Form (specimens of appropriate forms are provided with this Agreement), together with a tender of a sufficient number of already owned shares of Common Stock or a combination of already owned shares plus cash, to satisfy the full purchase price of the exercised shares. Shares tendered may be book entry shares. To the extent shares evidenced by certificates are tendered, the certificate or certificates must be enclosed with the tender. In the exercise of an option shares tendered will be valued for exercise purposes based on the closing price on the New York Stock Exchange on the trading date immediately preceding the date the shares tendered are received by the Corporation.

          c. Exercise Schedule - Subject to all other provisions hereof, the Option shall become exercisable with respect to one-third of the shares covered thereby on one or more occasions on or after the first anniversary of the date hereof, with respect to a second third of such shares on one or more occasions on or after the second such anniversary, and with respect to the final third of such shares on one or more occasions on or after the third anniversary hereof.

          d. Limits on Purchase - Employee may use the Option to purchase any number of shares up to the maximum number specified for the Option, provided that fractional shares may not be purchased, and that no more than one-third of the shares covered by the Option may be purchased prior to the second anniversary of the date hereof, and no more than two-thirds may be purchased prior to the third such anniversary. Furthermore, the payment for shares to be acquired by any exercise of the Option may not be made in whole or in part by the exchange of shares that Employee shall have owned for less than six (6) months prior to their tender as payment.

          e. Death or Disability - If Employee dies or becomes disabled, the Option may be exercised only within one year from the date of death or disability, and then only to the extent it would have been exercisable if Employee had still been alive and employed by the Corporation or any of its subsidiaries.

          f. Termination for Cause - If Employee is terminated for Cause the Option, to the extent not already exercised, shall expire forthwith.

          g. Termination, Resignation, or Retirement - If Employee has attained his or her Early Retirement Date and retires, the Option shall be exercisable within the times set forth in the Exercise Schedule of section III.c above, as if Employee were still employed by the Corporation, but only until the tenth anniversary of the effective date of this award. If Employee’s employment is terminated for any reason other than by death, disability, termination for cause, or retirement under the terms set forth above, the Option may be exercised, but only within three (3) months following the date of such termination of employment. In no event, however, may an Option be exercised after its expiration or prior to the time it is by its terms exercisable, or for any greater number of shares than the number for which it would, under its terms, at the time of exercise, be exercisable.

          IV. Terms Applicable to Performance Units, Performance shares and to Option

          a. Duty of Loyalty - Employee acknowledges, understands and agrees that the option award to the extent not theretofore exercised shall be canceled and forfeited and payment otherwise due on Performance Units and Performance Shares shall be forfeited if Employee, without the consent of the Corporation, either while employed by the Corporation or any of its subsidiaries or thereafter, including after retirement, becomes associated with, employed by, renders any services to, or owns any interest (other than an interest that the Secretary of the Corporation determines to be non-substantial) in, any business that at the time is in competition with the Corporation or any of its subsidiaries or with any business in which the Corporation or any of its subsidiaries has a substantial interest.

          b. Disputes Regarding Nature of Resignation or Termination - Solely for the purpose of determining whether an Option shall have expired or an event of forfeiture shall have occurred with respect to Performance Units or Performance Shares, an Employee shall not be deemed to have voluntarily resigned or otherwise voluntarily terminated his or her employment if the resignation, or termination is the direct and proximate result of a substantial adverse change in the terms or conditions of his or her employment, including, but not limited to, a reduction in his or her salary or in job responsibilities.

          For purposes of this Agreement, a termination of employment is for “Cause” if the Employee

(a)	has been convicted of a felony; or

(b)	intentionally engaged in illegal conduct, fraud or, willful misconduct that is demonstrably and materially injurious to the Corporation or a Business Unit; or

(c)	intentionally and substantially failed to perform his reasonably assigned duties with the Corporation or a Business Unit.

          In the event that a dispute shall arise as to whether a termination was for cause, or over whether a voluntary retirement, resignation or other voluntary termination of employment is the direct and proximate result of a substantial adverse change in the terms or conditions of employment, that dispute shall be settled and finally determined by arbitration in the City of New York under the then existing rules of the American Arbitration Association, and judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof.

          c. Employment and Other Rights - Nothing contained in this Agreement shall confer upon Employee any right to be continued in the employ of the Corporation or any of its subsidiaries, nor require Employee to continue in the employ of the Corporation or a subsidiary, nor does the Agreement create any rights in Employee, or any obligations on the part of the Corporation or a subsidiary, other than those set forth herein. The awards payable under this Agreement shall be independent of and in addition to, any other agreements that may exist from time to time concerning any other compensation or benefits payable by the Corporation or a subsidiary.

          d. Receipt of Documents - Employee acknowledges receiving a copy of this Agreement, the summary plan document and Attachments A, B and C, containing supplemental information, which Attachments are incorporated herein and made a part hereof.

          A copy of the Plan may be obtained from the office of the Secretary of the Corporation.

          e. Transfer, Assignment, and Designation of Beneficiaries - Employee’s interest in the Performance Units and/or Options awarded hereunder may not be sold, pledged, assigned or transferred otherwise than, following Employee’s death, pursuant to Employee’s written designation of beneficiary or beneficiaries made in accordance with procedures established by the Corporation, or, in default of such designation, to Employee’s estate or in accordance with the laws of descent and distribution.

          f. Employee and Heirs, Executors, Administrators and Assigns Bound - Employee agrees to be bound by the terms and provisions of this Agreement and Employee further agrees that his or her beneficiaries, heirs, administrators, executors and assigns shall also be bound by the terms and provisions hereof.

          g. Withholding Tax - Employee acknowledges that, in connection with the transactions accomplished or contemplated by this Agreement, the Corporation or any of its subsidiaries may be or become obligated to make certain withholdings from compensation due to Employee. Accordingly, Employee hereby agrees that he or she will cooperate in any reasonable arrangement designed to insure that the amounts required to be withheld will be available to the Corporation or any of its subsidiaries when required.

          h. Consulting Services - Employee agrees that subsequent to the termination of his or her employment, and so long as payment has not been received on any Performance Units and the Option shall remain open without having been fully exercised, Employee shall render to the Corporation or any of its subsidiaries such consulting and advisory services as the Corporation or any of its subsidiaries may from time to time reasonably request; provided, however, that Employee shall not be required to render any such services at a time or in a manner that would unduly interfere with his or her employment with a party other than the Corporation or one of its subsidiaries, nor to render any services that he or she is prevented from performing by reason of a disability (which need not necessarily be of a permanent nature). Employee shall not be required to travel (except for normal commutation) in connection with the performance of such services and shall be reimbursed for all reasonable out-of-pocket expenses incurred or paid by him or her in connection with the performance of such services, upon presentation and approval by the Corporation or any of its subsidiaries of expense vouchers or such other supporting information as it may from time to time reasonably request.

          i. Corporate Rights - The existence of the Plan and this Agreement shall not affect the right or power of the Corporation to make adjustments, recapitalizations, reorganizations, or other changes to the Corporation’s capital structure or its business; issue bonds, debentures, common, preferred or prior preference stocks; dissolve or liquidate the Corporation, or sell or transfer any part of its assets or business; or any other corporate act, whether or a similar character or otherwise.

          j. Amendment - The Corporation reserves the right to amend or terminate the Plan prior to its expiration on May 18, 2015, or to discontinue grants and awards thereunder, provided, however that no amendment, discontinuation, or termination shall be made that would impair the rights of any Employee under an award already granted.

          k. Notices - Any notice hereunder to be given to the Corporation shall be in writing and shall be delivered in person to the Secretary of the Corporation, or shall be sent by registered mail, return receipt requested, to the Secretary of the Corporation at the Corporation’s executive offices, and any notice hereunder to be given to Employee shall be in writing and shall be delivered in person to Employee, or shall be sent by registered mail, return receipt requested, to Employee at his last address as shown in the employment records of the Corporation or any of its subsidiaries. Any notice duly mailed in accordance with the preceding sentence shall be deemed given on the date postmarked.

          l. Governing Law - This Award Agreement is issued, and the Performance Units, Performance Shares and Option evidenced hereby are awarded, in New Jersey, U.S.A., and this Agreement and said awards shall be governed and construed in accordance with the laws of the State of New Jersey without regard to its conflicts of laws principles to the extent such laws are not preempted by the laws of the United States of America.

          m. Binding Agreement - This Award Agreement is not binding unless and until the Employee returns a fully executed copy hereof in time for it to have been received by the Corporation, at the address set forth in section III.b, hereof, on of before January 15, 2006.

          IN WITNESS WHEREOF, the parties have caused this instrument to be executed the day and year first above written.

EMPLOYEE	CURTISS-WRIGHT ORPORATION
By:

Michael J. Denton

Dated:	Dated:

ATTACHMENTS (4)